As filed with the Securities and Exchange Commission on August 13, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medco Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3461740
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

(Address of principal executive offices)

Medco Health Solutions, Inc. 2003 Employee Stock Purchase Plan

Medco Health Solutions, Inc. 2002 Stock Incentive Plan

Medco Health Solutions, Inc. 401(k) Savings Plan

(Full title of the Plan(s))

David S. Machlowitz

Senior Vice President, General Counsel & Secretary

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

(Name and address of agent for service)

(201) 269-3400

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee

Common Stock, $.01 par value per share	750,000 shares (2)	$21.525	$16,143,750	$1,306.03

Common Stock, $.01 par value per share	54,000,000 shares (3)	$21.525	$1,162,350,000	$94,034.12

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2)	This total represents the amount of shares authorized to be issued under the Registrant’s 2003 Employee Stock Purchase Plan.
(3)	This total represents the amount of shares authorized to be issued under the Registrant’s 2002 Stock Incentive Plan (which includes shares authorized to be issued under the Registrant’s 2003 Non-Employee Director Option Program, which is a part of the Registrant’s 2002 Stock Incentive Plan).
(4)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the high and low market prices of our Common Stock reported on a “when issued” basis on the New York Stock Exchange on August 8, 2003.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Medco Health Solutions, Inc. 401(k) Savings Plan.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a. The Registrant’s Registration Statement on Form 10 filed August 7, 2003.

b. The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 10, filed August 7, 2003 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The validity of the Common Stock and interests in the plan will be passed upon for the Registrant by David S. Machlowitz, Senior Vice President, General Counsel and Secretary of the Registrant.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee of or agent to the corporation (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Registrant’s amended and restated certificate of incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, section 102(b)(7) of the DGCL requires that liability be imposed for the following:

• any breach of the director’s duty of loyalty to the company or its stockholders;

• any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

• unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

• any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated bylaws provide that, to the fullest extent permitted by law, the Registrant will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was a director or officer of the Registrant, or serves or served as a director or officer of any other enterprise at the Registrant’s request. The Registrant will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when the Registrant receives an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by the Registrant. Any amendment of this provision of the bylaws will not reduce the Registrant’s indemnification obligations relating to actions taken before an amendment.

The Registrant has obtained policies insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on behalf of the Registrant, may also pay amounts for which the Registrant has granted indemnification to its directors or officers.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

  5.1    Opinion and Consent of David S. Machlowitz, Senior Vice President, General Counsel and Secretary

23.1    Consent of PricewaterhouseCoopers LLP

24.1    Power of Attorney (see Signature Page)

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Medco Health Solutions, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Franklin Lakes, County of Bergen, State of New Jersey, on August 12, 2003.

MEDCO HEALTH SOLUTIONS, INC.

By:	/S/ DAVID S. MACHLOWITZ

David S. Machlowitz Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each of the undersigned does hereby appoint David S. Machlowitz to be his or her true and lawful attorney to execute on behalf of the undersigned (whether on behalf of Medco Health Solutions, Inc., or as an officer or director thereof, or by attesting the seal of the Company, or otherwise) a Registration Statement in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of Medco Health Solutions, Inc. which may be purchased under the Medco Health Solutions, Inc. 2002 Stock Incentive Plan, the Medco Health Solutions, Inc. 2003 Employee Stock Purchase Plan and the Medco Health Solutions, Inc. 401(k) Savings Plan covered by this Registration Statement, including amendments thereto and all other documents in connection therewith.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ DAVID B. SNOW, JR.	Chairman of the Board, President and Chief Executive Officer	August 12, 2003

/S/ JOANN A. REED	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	August 12, 2003

/S/ RICHARD J. RUBINO	Vice President and Controller (Principal Accounting Officer)	August 12, 2003

/S/ RICHARD T. CLARK	Director	August 12, 2003

/S/ KENNETH C. FRAZIER	Director	August 12, 2003

/S/ JUDY C. LEWENT	Director	August 12, 2003

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion and Consent of David S. Machlowitz, Senior Vice President, General Counsel and Secretary

23.1	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (see Signature Page)